Exhibit 3.2

AY-432535

Certificate of Incorporation on Change of Name

I DO HEREBY CERTIFY that

SPAC Circle Acquisition Corp.

having by Special resolution dated 17th day of March Two Thousand Twenty-Six changed its name, is now incorporated under name of

SPACCircle Acquisition Corp.

Given under my hand and Seal at George Town in the
Island of Grand Cayman this 18th day of March
Two Thousand Twenty-Six

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

An Authorised Officer,
Registry of Companies,
Cayman Islands.

Authorisation Code : 413040069994
www.verify.gov.ky
18 March 2026